Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-249926 on Form N-1A, of our report dated May 27, 2025 relating to the financial statements and financial highlights of TCW MetWest Intermediate Bond Fund, a series of TCW Metropolitan West Funds, appearing in the Annual Report on Form N-CSR of TCW Metropolitan West Funds for the year ended March 31, 2025, and to the references to us under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Los Angeles, California

June 11, 2025